Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth unaudited pro forma condensed consolidated financial information of Berry Plastics (“Berry”) as of and for the fiscal year ended October 2, 2010 and the thirty-nine weeks ended July 2, 2011 and have been derived by application of pro forma adjustments to our audited and unaudited historical consolidated financial statements.

The unaudited pro forma condensed consolidated statements of operations give effect to the acquisitions of Pliant Corporation (“Pliant”) and  of Rexam specialty and beverage closures business (“Rexam”), our $370 million offering of our 8¼% First Priority Notes and $250 million of our 8⅞% Second Priority Notes that were issued to fund the Pliant acquisition, our $500 million 9½% Second Priority Notes issued in April 2010 and the $800 million 9¾% Second Priority Notes issued in November 2010 to retire our 8⅞% Second Priority Notes and the amendment to our revolving line of credit to increase the commitment to $650 million, as if they had occurred on the first day of the applicable period.

In December 2009, the Company obtained control of 100% of the capital stock of Pliant Corporation (“Pliant”) upon Pliant’s emergence from reorganization pursuant to a proceeding under Chapter 11 of the Bankruptcy Code for a purchase price of approximately $600 million ($574 million, net of cash acquired).   Pliant is a leading manufacturer of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications.  The acquisition was accounted for as a business combination using the purchase method of accounting.  The Company has completed the final allocation of the Pliant purchase price and these amounts are reflected in the Company’s consolidated balance sheet.

In September 2011, the company acquired the Rexam for a purchase price of approximately $360 million.  Rexam is a leading manufacturer of injection and compression molded plastic specialty and beverage closures, jars, and other plastic packaging products for the food, beverage, industrial and household chemical, automotive and beauty end markets.  The Rexam acquisition will be accounted for using the purchase method of accounting.  The final purchase accounting allocations for the Rexam acquisition will be determined at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed. An independent third-party appraiser will perform a valuation of these assets as of the closing date of the Rexam acquisition, and upon a final valuation the allocations will be adjusted. Such final adjustments, will include the allocations of purchase price tangible and intangible assets which could result in changes to depreciation and amortization which may be material.  The remaining excess proceeds have been accounted for as goodwill.

The unaudited pro forma condensed consolidated financial information includes adjustments that are expected to have a continuing impact on us.  The pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed consolidated financial information.  The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations and financial condition would have been had the transactions actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of July 2, 2011
($ in millions)

	Berry Historical	Rexam Historical	Pro Forma Adjustment		Pro Forma
Cash	$171	$4	$—		$175
Accounts receivable, net	511	51	—		562
Inventory	580	62	3	(a)	645
Deferred income taxes	55	—	—		55
Prepaid expenses and other current assets	46	5	—		51
Total current assets	1,363	122	3		1,488
Property, plant and equipment, net	1,086	197	(7	)(a)	1,276
Goodwill, intangible assets, and deferred costs	2,796	219	(13	)(c)	3,002
Other assets	366	—	—		366
Total assets	$5,611	$538	$(17)		$6,132
Accounts payable	$364	$44	$—		408
Accrued expenses and other current liabilities	295	30	—		325
Current portion of long-term debt	32	—	—		32
Total current liabilities	691	74	—		765
Long-term debt	4,380	156	204	(d)	4,740
Deferred income taxes	195	60	23	(e)	278
Other long-term liabilities	140	4	—		144
Stockholders’ equity	205	244	(244	) (b)	205
Total liabilities and equity	$5,611	$538	$(17)		$6,132

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Fiscal Year Ended October 2, 2010
($ in millions)

	Berry Historical	Pliant Historical(1)	Rexam Historical(1)	Pro Forma Adjustment(2)		Pro Forma
Net sales	$4,257	$162	$524	$—		$4,943
Cost of goods sold	3,667	147	440	3	(a)	4,257
Selling, general and administrative	379	11	65	3	(f)	458
Restructuring and impairment	41	2	668	(654	) (k)	57
Reorganization costs	—	20	—	—		20
Other expenses	46	—	8	1	(g)	55

Operating income (loss)	124	(18)	(657)	647		96
Interest expense, net	232	12	15	21	(i)	280
Loss on extinguishment	—	—	—	44	(h)	44
Other income	(19)	—	—	—		(19)

Loss before taxes	(89)	(30)	(672)	582		(209)
Income tax benefit	(21)	(5)	(111)	69	(j)	(68)

Net loss	$(68)	$(25)	$(561)	$513		$(141)

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Thirty-Nine Weeks Ended July 2, 2011
($ in millions)

	Berry Historical	Rexam Historical(1)	Pro Forma Adjustments(2)		Pro Forma
Net sales	$3,332	$354	$—		$3,686
Cost of goods sold	2,841	295	3	(a)	3,139
Selling, general and administrative	280	49	1	(f)	330
Restructuring and impairment	36	—	—		36
Other expenses	26	2	1	(g)	29

Operating income	149	8	(5)		152
Interest expense, net	168	12	5	(i)	185
Loss on extinguished debt	68	—	—		68
Other (income), expense	(1)	1	—		—

Loss before taxes	(86)	(5)	(10)		(101)
Income tax benefit	(27)	(1)	(4	) (j)	(32)

Net loss	$(59)	$(4)	$(6)		$(69)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting and was based on the historical financial statements of Berry, Pliant and Rexam.

The purchase method of accounting is based on the Financial Accounting Standards Board (“FASB”) accounting standard on Business Combinations which Berry adopted on September 27, 2009 and uses the fair value concepts defined in the FASB accounting standards.  The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, under these existing U.S. GAAP standards, which are subject to change and interpretation.

The accounting standard defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures.  Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability.  In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability.  Fair value measurements for an asset assume the highest and best use by these market participants.  As a result of these standards, Berry may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Berry’s intended use of those assets.  Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Accounting Policies

Upon consummation of the transaction, Berry will review Rexam’s accounting policies. As a result of that review, Berry may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the condensed consolidated financial statements. At this time, Berry is not aware of any differences that would have a material impact on the condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not assume any differences in accounting policies.

Balance Sheet

(a)	This adjustment reflects the estimated fair value of Rexam’s tangible assets as of the acquisition date.

(b)	This adjustment reflects the elimination of the historical equity of Rexam.

(c)
Preliminarily, we have allocated the excess of the proceeds over the net assets acquired to goodwill. Under GAAP, goodwill is not amortized but is reviewed for impairment annually. We have made some preliminary estimates which include intangible assets will be approximately $63 million.  However, this amount will be different once we complete our final purchase price allocation. Accordingly, the allocation described below is subject to change. If our non-goodwill assets are further adjusted to fair value in connection with the Rexam acquisition, our expenses may be higher as a result of increased depreciation and amortization of our assets. Similarly, if our non-goodwill assets are written down to fair market value, our depreciation and amortization may decrease in the future.

Estimate of historical Rexam goodwill and intangibles assets	$(219)
Identifiable intangible assets	63
Estimated goodwill (*)	143

Net adjustments	$(13)

                                                   (*) Estimated goodwill:

Estimate of total consideration	$360
Net assets acquired (**)	217

Estimated goodwill	$143

(**) Net assets acquired equals:
Historical basis of tangible assets	$319
Plus: recording of identifiable intangible assets	63
Less: net tangible asset write down	(4)

Less: deferred tax impact of pro forma adjustments	(23)
Less: liabilities assumed	(138)
Net assets acquired	$217

(d)	This adjustment reflects the incurrence of the long-term debt to finance the Rexam acquisition.

Revolver borrowing	$360
Less: elimination of Rexam’s intercompany affiliate debt	(156)

Net adjustment	$204

(e)
The Company recorded an adjustment to deferred taxes to establish the book vs. tax basis difference of the asset adjustments. The Company has not made an adjustment to adjust the historical deferred taxes of Rexam.  The final purchase price allocation will also result in additional book vs. tax differences which will impact the future deferred taxes of Berry after the Rexam acquisition.

Income Statement

(1)	The statement of operations for the periods presented have been derived from the audited and unaudited historical financial statements of Rexam and Pliant.

(2)
The Rexam acquisition is being accounted for using the purchase method of accounting. The purchase accounting allocations in the Rexam acquisition will be finalized at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed. An independent third-party appraiser will perform a valuation of these assets as of the closing date of the Rexam acquisition, and upon a final valuation the allocations will be adjusted. Such final adjustments, will likely include increases in the allocations of purchase price tangible and intangible assets which will result in increases to depreciation and amortization, which may be material. Berry has adjusted the tangible fixed assets that were present in the historical Rexam financial statements at July 2, 2011 and has allocated a portion of the excess purchase price to intangible assets based on preliminary estimates. The remaining excess proceeds have been accounted for as goodwill. Accordingly, the allocation described below is subject to change. An increase or decrease in fixed assets by $10 million would result in a change in depreciation expense of $1 million assuming an average useful life of seven years for fixed assets. An increase or decrease in intangible assets by $10 million would result in a change in amortization expense of $2 million assuming an average useful life of six years for intangible assets.

(f)
This adjustment relates to the incremental amortization that would result from the allocation of approximately $63 million of excess purchase price to intangible assets. Given an estimated useful life of six years, amortization expense would increase as follows:

	Fiscal Year Ended October 2, 2010	Thirty-Nine Weeks Ended July 2, 2011
Eliminate historical amortization expense	$(8)	$(6)
Amortization of indentified intangibles, Pliant	1	—
Amortization of indentified intangibles, Rexam	10	7
Net adjustment	$3	$1

(g)
This adjustment relates to the incremental management fees that would have been payable to the Sponsors under Berry’s management fee agreement as if the Rexam acquisition had happened on the first day of the applicable period. Berry’s management fee agreement requires a payment of management fees of the higher of $3.0 million or 1.25% of Adjusted EBITDA.

(h)
This adjustment reflects the $37 of premiums paid for extinguishment of debt and $7 million of non-cash write off of deferred financing fees associated with the 8 7/8% Second Priority Senior Secured Fixed Rate Notes issued under our indenture dated September 20, 2006.  The adjustment excludes additional non-cash charges associated with the write-off of deferred financing fees and debt discounts connected to the $250 million 8 ⅞% Second Priority Senior Secured Fixed Rate Notes issued in connection with the Pliant Transaction that were repurchased or redeemed as a result of the 9¾% Second Priority Notes issued in November 2010.

(i)
This adjustment represents the elimination of the historical interest expense associated with Pliant and Rexam,  the elimination of the historical interest on the 2006 8⅞% Second Priority Notes and the 2009 8⅞% Second Priority Notes, including the amortization or write-off of deferred financing fees and debt discounts, the new pro forma interest expense related to the Pliant transaction, the 9 1/2% Second Priority Senior Secured Notes issued in April 2010, the 9¾% Second Priority Notes issued in November 2010 and the impact of the revolver borrowings related to the Rexam acquisition.  The adjustment is as follows:

	Fiscal Year Ended October 2, 2010	Thirty-Nine Weeks Ended July 2, 2011
Eliminate historical interest expense	$(27)	$—
Notes offering to finance Pliant Transaction	9	—
9 1/2% Second Priority Senior Secured Notes	28	—
9¾% Second Priority Senior Secured Notes	78	8
Revolver borrowing	6	4
Eliminate 8 7/8% Second Priority Senior Secured Fixed Rate Notes	(69)	(7)
Eliminate amortization of deferred financing fees and debt discounts on repurchased or redeemed notes	(8)	(1)
Amortization of deferred financing fees and debt discounts	4	1
Interest expense, net	$21	$5

(j)
This adjustment reflects the elimination of the historical tax expense (benefit) of Berry, Rexam and Pliant and the adjustment needed to record Berry’s pro forma tax expense (benefit) at a statutory rate of 40.0%.

(k)	This adjustment reflects the elimination of goodwill and long lived asset impairment charges that were recorded by Rexam in the first fiscal quarter of 2010.